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                                                                     EXHIBIT 8.2

                            [FRIED, FRANK LETTERHEAD]

June 23, 1999

Gulfstream Aerospace Corporation
500 Gulfstream Road
Savannah, Georgia 31408

Gentlemen:

       We are acting as counsel to Gulfstream Areospace Corporation, a Delaware corporation ("Gulfstream"), in connection with the proposed merger (the "Merger") of Tara Acquisition Corporation ("Merger Sub"), a wholly-owned subsidiary of General Dynamics Corporation ("General Dynamics"), with and into Gulfstream, with Gulfstream surviving. The Merger will be consummated pursuant to an Agreement and Plan of Merger, dated as of May 16, 1999, by and among Gulfstream, Merger Sub, and General Dynamics (the "Merger Agreement").

       General Dynamics has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-4 (File No. 333-80213) (the "Registration Statement") with respect to the common stock of General Dynamics to be issued to holders of shares of common stock of Gulfstream pursuant to the Merger. In addition, Gulfstream and General Dynamics have jointly prepared, and we have reviewed, a Joint Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement (the "Joint Proxy Statement/Prospectus"), and the Appendices thereto, including the Merger Agreement. In rendering the opinion set forth below, we have relied upon the facts and assumptions stated in the Joint Proxy Statement/Prospectus and upon such other documents as we have deemed appropriate. Terms not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

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       We have assumed that all parties to the Merger Agreement have acted, and will act, in accordance with the terms of the Merger Agreement and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Under the Merger Agreement, it is a condition to the closing of the Merger that Gulfstream and General Dynamics each receive an opinion from their respective legal advisors to the effect that the Merger will, based upon certain representations by Gulfstream and General Dynamics, constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

       Based upon and subject to the foregoing, and subject to the qualifications, limitations and assumptions contained in the portion of the Joint Proxy Statement/Prospectus captioned "The Merger -- Federal Income Tax Consequences," to the extent the statements contained therein relate to matters of United States federal income tax law or legal conclusions with respect thereto, represents our opinion as to the material U.S. federal income tax consequences of the Merger under applicable law. No opinion is expressed on any matters other than those specifically referred to herein.

       The opinion is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption "Federal Income Tax Consequences" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                        Very truly yours,

                                        FRIED, FRANK, HARRIS, SHRIVER & JACOBSON


                                        By: /s/ JOEL SCHARFSTEIN
                                           -------------------------------------
                                                      Joel Scharfstein